Exhibit 10.1

AMENDMENT NO. 1 TO THE
LINDBLAD EXPEDITIONS HOLDINGS, INC.
2021 LONG-TERM INCENTIVE PLAN

This Amendment No. 1 (the “Amendment”) to the Lindblad Expeditions Holdings, Inc. 2021 Long-Term Incentive Plan (the “Plan”) is adopted by the Board of Directors (“Board”) of Lindblad Expeditions Holdings, Inc., a Delaware corporation (the “Company”) on April 11, 2025. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2025 annual meeting.

WHEREAS, the Plan was originally adopted in 2021 with a reserve of 4,700,000 shares of the Company’s common stock (the “Shares”) plus the number of Shares, if any, available for grant under the Lindblad Expeditions Holdings, Inc. 2015 Long-Term Stock Incentive Plan and any prior equity incentive plans of the Company or its predecessor as of the effective date of the Plan, and a corresponding limit on the number of Shares that could be issued pursuant to the exercise of Incentive Stock Options (as defined in the Plan); and

WHEREAS, the Compensation Committee of the Board has recommended to the Board, and the Board believes it to be desirable and in the best interests of the Company, that the Plan be amended to increase the number of Shares reserved under the Plan, as well as the number of Shares that may be issued pursuant to the exercise of Incentive Stock Options, by 4,600,000, subject to stockholder approval of the increase in Shares.

NOW THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, contingent on approval by the Company’s stockholders:

(a)	Section 4.d of the Plan shall be amended and restated in its entirety to read as follows:

Incentive Stock Option Limitations.   Notwithstanding anything to the contrary herein, no more than 9,300,000 Shares may be issued pursuant to the exercise of Incentive Stock Options, and no Shares may again be optioned, granted or awarded if it would cause an Incentive Stock Option not to qualify as an Incentive Stock Option.

(b)	Section 10.c of the Plan shall be amended and restated in its entirety to read as follows:

Effective Date and Term of Plan.   The Plan became effective when it was approved by the Company’s stockholders on June 3, 2021. No Awards may be granted under the Plan after ten years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Upon the approval of the Plan by the Company’s stockholders, any awards outstanding under the Prior Plans as of the date of such approval remained outstanding and, if applicable, exercisable pursuant to the terms of such individual grants and the Prior Plans. The Plan is hereby amended, effective as of the date of the Company’s 2025 Annual Meeting of Stockholders, contingent on approval by the Company’s stockholder on such date, to increase the Overall Share Limit and the number of Shares that may be issued pursuant to the exercise of Incentive Stock Options.

(c)	Section 11.aa. of the Plan shall be amended and restated in its entirety to read as follows:

“Overall Share Limit” means 9,300,000 Shares plus the number of Shares, if any, available for grant under the Prior Plan as of the effective date of this Plan.

(d)	Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.